Exhibit 99.1

         Shoe Pavilion Reports Results for the Third Quarter
                    and First Nine Months of 2004

    PINOLE, Calif.--(BUSINESS WIRE)--Nov. 4, 2004--Shoe Pavilion, Inc. (Nasdaq:SHOE) today reported net income of $24,000 or $0.00 per share for the third quarter ended October 2, 2004, compared to a net loss of $1.2 million or ($0.18) per share for the third quarter of 2003. Net income for the nine months ended October 2, 2004 was $1.1 million or $0.16 per share, compared to a net loss of $2.8 million or ($0.40) per share for the same period in 2003. The results for the third quarter and nine month periods ended October 2, 2004 include the reversal of $258,000 before taxes of a reserve recorded in the fourth quarter of 2003 for costs associated with the settlement of a wage and hour lawsuit.
    Net sales decreased 4.2% to $20.7 million for the third quarter ended October 2, 2004, from net sales of $21.6 million for the same period in 2003. Net sales for the nine months ended October 2, 2004 were $61.0 million, a 0.6 % decrease from net sales of $61.3 million for the nine months ended September 27, 2003.
    Comparable store net sales decreased 6.3 % for the third quarter ended October 2, 2004 from the same period last year and increased 0.1 % for the nine months ended October 2, 2004 from the same period last year.
    As previously reported on October 7, 2004, the decline in comparable store sales during the third quarter was due in part to the reduction in advertising in the third quarter of 2004 as compared to the same period in 2003. In the third quarter ended October 2, 2004, advertising as a percentage of net sales was 5.8% compared to 10.9% for the same period last year, a reduction of approximately $1.1 million. The Company also indicated on October 7, 2004 that although comparable store net sales increased 4.7% in the third quarter of 2003, this increase was below the Company's expectations given the amount of money committed to advertising during the third quarter of 2003. Based upon these results in the third quarter of 2003 the Company reduced its advertising in the third quarter of 2004 as it continues to focus on profitability.
    The Company reported that inventory at October 2, 2004 was approximately $37.0 million, an increase of approximately $10.0 million from January 3, 2004. The Company stated that the inventory growth is in line with its seasonal expectations, is the result of the recent opening of new stores, and the timing of inventory receipts in anticipation of the holiday season.
    During the quarter ended October 2, 2004 the Company opened three stores in Arizona and closed two stores for which the leases had expired. Since the end of the quarter the Company opened two stores, bringing the total number of stores the Company operates to 86. The Company plans to open five to ten new stores in 2005.
    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear such as Converse, Reebok, Skechers and Nine West, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 86 stores in California, Washington, Oregon and Arizona.
    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.



                         Shoe Pavilion, Inc.
                Condensed Consolidated Balance Sheets
                             (Unaudited)

(In thousands, except share data)

                                                October 2,  January 3,
                                                   2004        2004
                                                ----------  ----------
                    ASSETS
CURRENT ASSETS:
  Cash                                               $969      $1,034
  Receivables                                          17         130
  Income tax receivables                                -          13
  Inventories                                      36,924      26,960
  Deferred income taxes                             1,021       1,966
  Prepaid expenses                                  1,751       1,521
                                                ----------  ----------
      Total current assets                         40,682      31,624
                                                ----------  ----------

Property and equipment, net                         2,975       3,080
Deferred income taxes and other                     1,553       1,605
                                                ----------  ----------
      TOTAL                                       $45,210     $36,309
                                                ==========  ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Borrowings under credit agreement                $8,600      $5,045
  Accounts payable                                 10,917       6,720
  Accrued expenses                                  3,526       3,674
  Current portion of capitalized lease
   obligations                                        124           6
                                                ----------  ----------
      Total current liabilities                    23,167      15,445

Deferred rent                                       1,874       1,767
Commitments and contingencies                           -           -

STOCKHOLDERS' EQUITY:
   Preferred stock - $.001 par value; 1,000,000
    shares authorized; no shares issued or
    outstanding                                         -           -
   Common stock - $.001 par value: 15,000,000
    shares authorized; 6,801,021 and 6,800,000
    shares issued and outstanding                       7           7
   Additional paid-in capital                      13,969      13,967
   Retained earnings                                6,193       5,123
                                                ----------  ----------
      Total stockholders' equity                   20,169      19,097
                                                ----------  ----------
      TOTAL                                       $45,210     $36,309
                                                ==========  ==========


                         Shoe Pavilion, Inc.
           Condensed Consolidated Statements of Operations
                             (Unaudited)

(In thousands, except per share amounts and number of stores)


                                Thirteen weeks      Thirty-nine weeks
                                     ended                ended
                              -------------------  -------------------

                               Oct. 2,  Sept. 27,   Oct. 2,  Sept. 27,
                                 2004       2003      2004       2003

Net sales                      $20,672   $21,581    $60,974   $61,326
Cost of sales and related
 occupancy expenses             13,948    15,444     40,279    44,820
                              --------- ---------  --------- ---------
   Gross profit                  6,724     6,137     20,695    16,506
Selling, general and
 administrative expenses         6,591     8,077     18,680    20,878
                              --------- ---------  --------- ---------
   Income (loss) from
    operations                     133    (1,940)     2,015    (4,372)
Interest expense                  (102)      (66)      (244)     (215)
Other income                        10         -         10         -
                              --------- ---------  --------- ---------
Income (loss) before taxes          41    (2,006)     1,781    (4,587)
Income tax benefit (expense)       (17)      803       (711)    1,835
                              --------- ---------  --------- ---------
Net income (loss)                  $24   ($1,203)    $1,070   ($2,752)
                              ========= =========  ========= =========

Earnings (loss) per share:
Basic                            $0.00    $(0.18)     $0.16    $(0.40)
Diluted                          $0.00    $(0.18)     $0.16    $(0.40)

Weighted average shares
 outstanding:
Basic                            6,800     6,800      6,800     6,800
Diluted                          6,966     6,800      6,886     6,800


Stores operated at end of
 period                                                  84        84




    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405